UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 14, 2004  (October 8, 2004)

DUPONT PHOTOMASKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20839	74-2238819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Old Settlers Boulevard Round Rock, Texas 78664
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(512) 310-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 8, 2004, a lawsuit was filed in the District Court of Travis County, Texas against DuPont Photomasks, Inc. (the “Company”) and its directors by purported shareholders of the Company on behalf of a putative class of shareholders.  The plaintiffs’ Petition alleges breaches of fiduciary duty including self-dealing on the part of the directors in connection with the announced Agreement and Plan of Merger by and among Toppan Printing Co., Ltd. (“Toppan”), Toppan Corporation, a wholly-owned subsidiary of Toppan (“Merger Sub”) and the Company (the “Merger Agreement”) pursuant to which Merger Sub will merge with an into the Company, with the Company surviving as a wholly-owned subsidiary of Toppan (the “Merger”). The plaintiffs seek an order directing the Company and its directors to “obtain a transaction which is in the best interests of DPI’s shareholders,” to disclose 2005 first quarter financial results, and to rescind so much of the Merger Agreement that may have already been implemented.  The plaintiffs also seek to recover their costs, including attorneys’ fees.

The Company believes that the plaintiffs’ claims are without merit.  The Company and the directors intend to vigorously defend this lawsuit.  As with any litigation, the Company is unable at this early stage to predict the outcome of the lawsuit or the impact of its pendency on the Company and the consummation of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT PHOTOMASKS, INC.

October 14, 2004	By:	/s/ James W. Boeckman
James W. Boeckman
Executive Vice President, General Counsel, Secretary